EXHIBIT 99.1

                                 PRESS RELEASE

      3D SYSTEMS NAMES ABE REICHENTAL PRESIDENT AND CHIEF EXECUTIVE OFFICER

     VALENCIA, Calif. - Sept. 19, 2003. The Board of Directors of 3D Systems Corp. (NASDAQ: TDSC), world leader of rapid prototyping and advanced digital manufacturing (ADM(SM)) solutions, announced today that it has named Abe Reichental president and chief executive officer and director effective immediately.

     Mr. Reichental joins 3D Systems from Sealed Air Corporation (NYSE: SEE), a leading global manufacturer of food, protective and specialty packaging materials where he was most recently corporate officer and vice president and general manager of Sealed Air's Shrink Packaging Division. He joined Sealed Air in 1981 as a project manager and over the next 22 years progressed through increasingly responsible positions in engineering, sales, marketing and general management in North America, Europe and Asia-Pacific. He served as Regional Vice President Asia-Pacific from 1999-2001, Vice President and General Manager Europe, Engineered Products Division from 1997-1999, Corporate Vice President of Technology from 1993-1996; Director, New Product Development, Engineered Products Division, 1988-1993; Manager of Sales and Marketing, Engineered Products Division, Europe, 1985-1988, and was Project Manager, Customer Applications Engineered Products Division, 1981-1985. Abe was first elected an officer of Sealed Air in 1994.

     "We are very pleased that Abe Reichental has joined 3D Systems as president and CEO," said G. Walter Loewenbaum ll, 3D Systems Chairman of the Board. "Abe was a key contributor to Sealed Air's growth and development from a company even smaller than 3D Systems to a multibillion dollar global packaging company. His demonstrated entrepreneurial abilities, strong operating skills and broad experience in all facets of marketing, sales, technology, operations and general management are precisely what is needed to enable 3D Systems to successfully meet its goals and advance its technological and market leadership in rapid prototyping and rapid digital manufacturing," Loewenbaum added.

     "Abe is distinctly qualified to lead 3D Systems. He brings with him a unique mix of experiences, having worked in all disciplines of business in multi-cultural environments. His strong deal-making and negotiating skills will enable us to forge ahead with our growth strategies. His strong performance orientation is exactly what 3D Systems needs to execute its business strategy successfully," said Chuck Hull, co-founder and chief technology officer.

     "I am excited by 3D Systems' prospects and am looking forward to leading the Company in the coming years as 3D Systems executes its plans to become a leading global provider of rapid manufacturing solutions for an expanding range of customer applications," said Mr. Reichental. "Rapid manufacturing is becoming an accepted alternative to traditional manufacturing processes by our customers across a wide range of applications and I believe 3D Systems has the people, technology and a comprehensive portfolio of value added solutions to meet and exceed our customer's expectations."

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     3D Systems plans to hold a conference call to introduce Abe Reichental to the investment community on Tuesday, September 30, 2003 at 4:00 p.m. Eastern Daylight Time (1:00 p.m. Pacific Daylight Time). To access the call, dial 877/613-8341 or 706/679-7620 internationally. A recording of the call will be available two hours after the completion of the call for 7 days. To access the recording, dial 800/642-1687 or 706/645-9291 internationally and enter 2919592, the conference call ID number.

ABOUT 3D SYSTEMS

     Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

     3D Systems' product line includes the MJM product line (ThermoJet(R) solid object printer and InVision 3-D printer), SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

     3D Systems created the rapid prototyping (RP) industry and is the originator of advanced digital manufacturing (ADM(SM)) solution for manufacturing applications. ADM uses 3D Systems' solid imaging technologies to accelerate production of customized/ specialized parts. A typical ADM center contains multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

     3D Systems' systems range in price from $40,000 to $799,000. More information: www.3dsystems.com or email moreinfo@3dsystems.com.

Certain statements in this news release may include forward-looking statements that express the expectation, prediction, belief or projection of 3D Systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to; disruption caused by the reconfiguration of the management team, the receipt of a commitment letter by September 30, 2003 to refinance the outstanding obligations with US Bank; the funding of amounts of capital adequate to provide for the working capital needs of the Company; actions of competitors and customers; resolution of currently pending litigation; the Company's ability to successfully design and produce new products; customer acceptance of new products; use of product for intended application; the Company's ability to enter into successful relationships with new customers to fully exploit its products; the Company's ability to successfully implement all elements of its restructuring and cost savings program, and such other factors as are described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.


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Contact:

3D Systems Corp.
Elizabeth Goode, 661-295-5600, ext. 2632
goodee@3dsystems.com

 or

Self & Associates (Investor Relations)
Trudy Self, 909-336-5685
tmself@aol.com



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